As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-174272

Registration No. 333-51026

Registration No. 333-72723

Registration No. 333-44971

Registration No. 333-22245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174272

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-51026

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-72723

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-44971

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-22245

UNDER

THE SECURITIES ACT OF 1933

LAPOLLA INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3545304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Intercontinental Business Park

15402 Vantage Parkway East, Suite 322

Houston, Texas 77032

(Address of principal executive offices, including zip code)

EQUITY INCENTIVE PLAN

URECOATS INDUSTRIES INC. 2000 STOCK PURCHASE AND OPTION PLAN

URECOATS INDUSTRIES INC. 1999 CONSULTANT AND EMPLOYEE STOCK PURCHASE AND OPTION PLAN

WINNERS ALL INTERNATIONAL, INC. 1998 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN

WINNERS ALL INTERNATIONAL, INC. 1997 NON-STATUTORY STOCK OPTION PLAN

(Full title of the plan)

Douglas J. Kramer

Chief Executive Officer and President

c/o Lapolla Industries, Inc.

Intercontinental Business Park

15402 Vantage Parkway East, Suite 322

Houston, Texas 77032

(281) 219-4700

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

Rick A. Werner

Matthew L. Fry

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

(212) 659-4974

and

Neil Townsend

Thomas Mark

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister all unsold shares of common stock, par value $0.01 per share (“Common Stock”), of Lapolla Industries, Inc., previously known as Winners ALL International, Inc. and Urecoats Industries, Inc. (the “Registrant”), that were registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

(1)	File No. 333-174272 registering 10,000,000 shares of Common Stock of the Registrant under the Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2011;

(2)	File No. 333-51026 registering 5,000,000 pre-split shares of Common Stock of the Registrant under the Urecoats Industries Inc. 2000 Stock Purchase and Option Plan, which was filed with the SEC on November 30, 2000;

(3)	File No. 333-72723 registering 8,000,000 pre-split shares of Common Stock of the Registrant under the Urecoats Industries Inc. 1999 Consultant and Employee Stock Purchase and Option Plan, which was filed with the SEC on February 22, 1999;

(4)	File No. 333-44971 registering 3,000,000 pre-split shares of Common Stock of the Registrant under the Winners ALL International, Inc. 1998 Employee and Consultant Stock Option Plan, which was filed with the SEC on January 27, 1998; and

(5)	File No. 333-22245 registering 3,000,000 pre-split shares of Common Stock of the Registrant under the Winners ALL International, Inc. 1997 Non-Statutory Stock Option Plan, which was filed with the SEC on February 24, 1997.

On October 4, 2017, the Registrant entered into an Agreement and Plan of Merger with Icynene U.S. Holding Corp., a Delaware corporation (“Parent”), and Blaze Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements by deregistering all unsold shares of Common Stock that remain registered under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 30, 2017.

LAPOLLA INDUSTRIES, INC.

By:	/s/ Douglas J. Kramer
Douglas J. Kramer
CEO and President